Exhibit 10.23

SEA WORLD

DOCUMENTS

Lease Amendment

Document No. OO-18538-1

June 29, 1998

•	Parcel “A” Property 4 added - 16.5 acres South Shores

•	Parcel “A” Property 5 added - physically traveled portion of Perez Cove Way between Sea World Drive and Ingraham Street.

•	Minimum rent revised to $4,500,000 and adjustments revised.

•	Surcharge stated as three (3%) percent.

•	Percentage rent rate adjustments beginning January 1, 2004 and every ten years thereafter.

•	Insurance requirements revised to Five Million ($5,000,000) Combined Single Limit Liability.

•	Environmental Matters added.

•	Minimum rent change if substantial change in entitlements occurs, e.g.—Removal of the 30 foot height limit,

SEA WORLD

DOCUMENTS

Land/Water Acreage

Parcel “A”	Property 1	Land	123.577 acres
Parcel “A”	Property 2	Land	25.002 acres
Parcel “A”	Property 3	Land	0.894 acres
Parcel “A”	Property 4	Land	16.37 acres
Parcel “A”	Property 5	Land	7.34 acres
Parcel “B”	Property 1	Water	16.932 acres
Parcel “B”	Property 2	Water	0.082 acres

SEA WORLD

DOCUMENTS

Maintenance Permit

Document No. OO-18538-2

June 29, 1998

•	Landscape maintenance permit for Perez Cove Way.

LEASE AMENDMENT

This Lease Amendment (“Amendment”), executed in duplicate as of June 29, 1998, at San Diego, California, by and between THE CITY OF SAN DIEGO, a municipal corporation in the County of San Diego, State of California (“CITY”), as lessor, and SEA WORLD, INC., a Delaware corporation, 1720 South Shores Road, San Diego, California 92109 (“LESSEE”), as lessee, is made with reference to the following facts:

A. CITY leases to LESSEE and LESSEE leases from CITY certain real property in Mission Bay Park (the “Premises”) described in lease amendments dated December 14, 1977, January 29, 1979, December 12, 1983, June 24, 1985, and September 22, 1986, and filed in the office of the City Clerk of San Diego as Document Nos. 762304, 765767, RR-259814, RR-263507, and RR-266641; respectively (hereinafter the foregoing lease amendments are collectively referred to in this Amendment as the “Lease”).

B. The parties hereto desire to amend the Lease as hereinafter provided.

THEREFORE, in consideration of the mutual covenants contained herein, the Lease is hereby amended to provide, and LESSEE and CITY hereby agree, as follows:

1. Article I, DEMISE, is hereby amended by a) deleting the last sentence of the section; and b) adding to the Premises 16.5 land acres, hereinafter Parcel “A” Property 4 and the physically-traveled portion of Perez Cove Way between Sea World Drive and Ingraham Street, hereinafter Parcel “A” Property 5, described on Exhibit 3 and delineated on Exhibit 4, attached hereto.

2. Article II, TERM, is hereby amended to read as follows:

“The term of this agreement shall be fifty (50) years, commencing on the first day of July, 1998. In no event shall the term exceed the period allowed by law, and the teen shall be deemed to be the lesser of the period referred to herein or the maximum period allowed by law.”

3. The preface to Paragraph A, Article IV, RENT, is hereby amended to read as follows:

“The rent which LESSEE hereby agrees to pay to CITY shall be as follows:”

4. The first paragraph of Paragraph A, Article IV, RENT, is hereby amended to read as follows:

“LESSEE shall pay to CITY a sum of money per annum equal to the total of the sums computed on the basis of the various percentages of LESSEE’s gross income from the Premises as hereinafter set forth in this Article IV, or the minimum yearly rent as hereinafter set forth in this Article IV, whichever of the two sums is the greater, together with the “Surcharge” (as hereinafter defined in this Article IV).”

5. Subparagraph A.2 of Article IV, RENT, is hereby amended as follows:

“The minimum rent for the Premises shall be the sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00) for each accounting year. The minimum rent shall be prorated for a partial accounting year, commencing with the accounting year beginning with the commencement of the term of this Lease; provided that for the period of three full accounting years commencing at the end of the three full accounting years following commencement of the term of this Lease and for each subsequent period of three full accounting years during the term of this Lease, the minimum rent shall be adjusted to an amount equal to eighty percent (80%) of the “average accounting year rent” (determined as provided below) actually paid for the three previous full accounting years, but no such adjustment shall result in a decrease in the minimum rent in effect immediately prior to the adjustment date. For purposes of adjusting the minimum rent as provided above, the “average accounting year rent” shall be the average of the rent for the three full accounting years immediately preceding an adjustment date unless the highest rent of said three years differs from the middle rent of said three years by more than ten percent (10%) of the middle rent, in which case the “average accounting year rent” shall be the average of the middle rent and the lowest rent of said three years. In addition to the foregoing, the minimum rent may be adjusted from time to time during the term of this Lease pursuant to Article XLII, ADDITIONAL RENTAL ADJUSTMENT UPON CHANGE IN ENTITLEMENTS, below.”

6. A new Subparagraph A.l.r of Article IV, RENT, is hereby added as follows:

“In addition to any other rent provided in this Lease, LESSEE shall also pay on an annual basis an amount equal to three percent (3%) of the greater of the two sums calculated in accordance with Paragraph C of this Article IV (the ‘Surcharge’).”

7. Subparagraph A.5(a) of Article IV, RENT, is hereby amended to read as follows:

“5(a) As of January 1, 2004 and thereafter as of the beginning of each tenth accounting year thereafter (the “adjustment dates”), the percentage rates used to compute the percentage rent for the succeeding period until the next adjustment date may be adjusted to reflect fair market rental rates then generally in effect; provided that there shall be no adjustment as of the final adjustment date unless there are at least five (5) years remaining of the term of this Lease. At least eighteen (18) months prior to each such adjustment date, the parties shall negotiate in good faith to determine whether one or more or none of the rates then in effect should be adjusted and, if so, the extent of any such adjustment or adjustments. In the event that such determination is not made by mutual consent of the parties prior to fifteen (15) months before each adjustment date, either party may refer the matter to arbitration pursuant to Subsection (b) below, by giving the other party a written demand therefor prior to twelve (12) months before the applicable adjustment date. Notwithstanding the foregoing, no adjustment or adjustments, if any, of the percentage rate applicable to gross income derived from the sale of general admission tickets, as provided in Subsection A.l.c of Article IV of this Lease, shall cause said rate ever to exceed four percent (4%) during the term, and, further, no one adjustment of said rate may exceed one (1) percentage point; provided, that said four percent (4%) limitation shall not apply to gross income, if any, received by LESSEE from the sale of general admission tickets that is attributable to the furnishing of goods or services for which other particular percentage rental rates are specified in this Lease and for which a separate charge is normally made. The imposition of the foregoing limitations does not suggest or imply that the rate applicable to charges for general admission tickets should ever be adjusted at all or in any particular amount, and the arbitrators shall be instructed not to consider the existence of such limitations in any arbitration. In addition to the foregoing, the percentage rates used to compute the percentage rent may be adjusted from time to time during the term of this Lease pursuant to Article XLII, ADDITIONAL RENTAL ADJUSTMENT UPON CHANGE ENTITLEMENTS, below.”

8. Subparagraph A.5(b)(2) of Article IV, RENT, is hereby amended to read as follows:

“If the parties cannot agree on a mutually acceptable arbitrator prior to ten (10) months before the applicable adjustment date, each party, within ten (10) days thereafter, shall appoint an arbitrator and give written notice of such appointment to the other party. The two arbitrators shall immediately choose a third arbitrator to work with them. If the two arbitrators fail to select a third arbitrator within ten (10) days following the date of their appointment, on written application by either party the third arbitrator shall be promptly appointed by the then presiding judge of the Superior Court of the State of California, County of San Diego, acting in his individual capacity. The party making the application shall give the other party written notice of its application.”

9. Paragraph C of Article IV, RENT, is hereby amended to read as follows:

“For purposes of this Paragraph C, the term of this Lease shall be divided into “accounting years” and each accounting year into “accounting periods.” Each accounting year will be commensurate with each calendar year during the term of this Lease and each—accounting period shall be commensurate with each month during each calendar year; provided, however, that if the first day of the term is a date other than January 1, then the first accounting year shall commence with the commencement of the term of this Lease, as provided in Article II above, and extend through December 31 of that year, and the last accounting year shall extend from the last January 1 through the end of the term.

“On or before the last day of each accounting period LESSEE shall render to CITY, in a form prescribed by CITY, a detailed report of gross income for that portion of the accounting year which ends with and includes the last day of the immediately preceding accounting period. Each report shall be signed by LESSEE or its responsible agent under penalty of perjury, attesting to the accuracy thereof, shall be legally binding upon LESSEE, and shall include the following: (1) the total gross income for said portion of the accounting year, itemized as to each of the business categories for which a separate percentage rental rate is established; (2) the related itemized amounts of percentage rent computed as herein provided and the total thereof; and (3) the total rent previously paid by LESSEE for the accounting year within which the immediately preceding accounting period falls. Concurrently with the rendering of each report LESSEE shall pay to CITY, in payment of the percentage or minimum rent required by Section A of this Article IV, the greater of the following two amounts:

“1.	The total percentage rent computed for that portion of the accounting year ending with and including the last day of the immediately preceding accounting period (Item (2) above), less total rent previously paid for the accounting year (Item (3) above); or

“2.	One-twelfth (1/12) of the minimum rent, multiplied by the number of accounting periods from the beginning of the accounting year to and including the immediately preceding accounting period, less total rent previously paid for the accounting year (Item (3) above), Notwithstanding the foregoing the final accounting year and accounting period shall end on the last day of the term of this Lease, as the same may be extended, and the accounting and reporting therefor shall be furnished to CITY within thirty (30) days thereafter.

“In addition, the Surcharge referred to in subsection A.1.r above shall be payable concurrently with the rendering of each report referred to above in an amount equal to three percent (3%) of the payment required to be made for the accounting period covered by such report provided that the amount of the Surcharge shall be adjusted at the end of each accounting year as necessary to ensure that the Surcharge shall be no more or no less than three percent (3%) of the total rental due for such accounting year without taking the Surcharge into account. In calculating the amounts due each accounting period as provided in subsections 1 and 2 of this subsection C, the ‘total rent previously paid for the accounting year’ shall not include any payments of the Surcharge. Notwithstanding the foregoing, there shall be an adjustment at the end of each accounting year, if and to the extent necessary to ensure that LESSEE shall pay no more and no less than the minimum rent or the percentage rent, computed on an annual basis, whichever is greater.”

10. Article XXIII, INSURANCE, is hereby amended to increase the amount of public liability and property damage insurance required, from an amount not less than One Million Dollars ($1,000,000) COMBINED SINGLE LIMIT LIABILITY to an amount not less than Five Million Dollars ($5,000,000) COMBINED SINGLE LIMIT LIABILITY.

11. Article XXV, ENVIRONMENTAL MATTERS, is hereby added as follows:

“ARTICLE XXV

ENVIRONMENTAL MATTERS

A. Applicable Premises. The provisions of this Article XXV shall apply only to Parcel “A” Property 4, and shall not apply to any other portion of the Premises. The rights and obligations of CITY and LESSEE, respectively, with respect to Hazardous Substances (defined below) on, in and with respect to such other portions of the Premises shall instead be governed by applicable law, The term “Hazardous Substances” means those substances designated as such by the Environmental Protection Agency at 40 C.F.R. 302 or listed under California Labor Code Section 6382(b), as such regulations and lists may be amended from time to time, Hazardous Substances include, but are not limited to, such substances and materials in the ground of Parcel “A” Property 4 due to the use of the property as a municipal solid waste site prior to the commencement of this Lease.

B. Prohibited Releases. For the purposes of this Article XXV, “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping, or otherwise disposing of Hazardous Substances, but excludes incidental occurrences consistent with the normal use of motor vehicles’, or consumer, household or office products. Except as authorized by applicable law, permit or regulation, LESSEE will not Release any Hazardous Substance used or produced by its operations in, on, under or from Parcel “A” Property 4.

C. Notification Requirements. If LESSEE knows or has reasonable cause to believe that LESSEE has caused a Release of any Hazardous Substance on or beneath Parcel “A” Property 4, in violation of this Article, LESSEE shall give written notice to the City Manager within 24 hours. Provided, however, if LESSEE knows or has reasonable cause to believe that such substance is an imminent and substantial danger to public health and safety, LESSEE shall notify the City Manager immediately upon receipt of this knowledge or belief and shall take all actions necessary to alleviate such—danger. LESSEE will notify the City Manager immediately of LESSEE’s receipt of any notice of violation or claim received or the initiation of any environmental action, public or private, relative to any Hazardous Substances on, at or adjacent to Parcel “A” Property 4.

If CITY knows or has reasonable cause to believe that a Hazardous Substance previously Released as a result of the CITY’s prior municipal solid waste site use is continuing to Release, or otherwise constitutes an imminent and substantial danger to public health and safety, CITY shall notify the LESSEE upon receipt of this knowledge or belief and shall take all actions necessary to alleviate such danger. CITY will notify LESSEE within five (5) working days of receipt of any notice of violation or claim received or the initiation of any environmental legal proceeding, public or private, relative to any Hazardous Substance, on, at or adjacent to Parcel “A” Property 4.

D. Compliance with Postclosure Land Use Conditions. LESSEE recognizes that all improvements above previously closed landfills constitute Postclosure Land Use, and therefore these improvements must comply with all of the conditions contained in the California Code of Regulations, Title 27, Section 21190, Postclosure Land Use. LESSEE’s improvements shall be designed and maintained to protect public health and safety, and prevent public contact with waste, landfill gas and leachate.

LESSEE’s improvements shall be constructed to retain the integrity of the final cover, the component of the containment system such as drainage and erosion control systems, and the functions of the monitoring system. The foundation system shall be designed to accommodate the anticipated total and differential settlements. Buried utility conduits shall be designed with flexible couplings and must be double lined to handle differential settlement, Utility conduits leading into the site shall be designed to include automatic pressure-sensitive shutoff valves and restrained pipe joints. All trees, shrubs, plants and similar items shall be contained within precast concrete pots, and watered by means of a double sleeved, below ground, automatically controlled irrigation system. Irrigation Water inspection boxes must be included in the plan to allow for visual leak detection. The construction detail for installing water and irrigation lines must be submitted to the Local Enforcement Agency for review and approval.

Prior to implementation of the project, LESSEE shall provide to the Local Enforcement Agency, the following items for review and approval:

•	Community Health & Safety Plan.

•	Grading Plan and drainage calculations for the parking lot.

•	Irrigation Plan, which must include, among other items, the location of irrigation lines, controller valves, plants and other pertinent information as related to landscape irrigation.

•	Monitoring Plan.

•	Maintenance Program.

•	Construction schedule.

LESSEE shall develop and implement an aggressive maintenance plan, including inspection of the site to observe if the site suffers from settlement, leaks from water system and flexible utilities, ponding and cracks.

E. CITY Indemnity. CITY hereby agrees to indemnify, defend and hold harmless LESSEE from and against any and all claims, actions, damages, liability and expense (including. reasonable attorney’s fees and costs and damages for injury to natural resources or the public, and costs of any health assessment or health effect studies) in connection with the investigation, response to and/or remediation of the existence or Release of any Hazardous Substance existing on and in Parcel “A” Property 4 as of the commencement of the term of this Lease, except to the extent the Release is caused by the disturbance of such substances by LESSEE’s operations, including, without limitation, the construction of excavations, footings and piles. Any of the foregoing notwithstanding, a Release of any Hazardous Substance existing on and in Parcel “A” Property 4 as of the commencement of the term of this Lease shall not be deemed to be caused by the disturbance of such substances by LESSEE’s operations as a result of LESSEE’S use of Parcel “A” Property 4, as long as Lessee has continuously complied and is in current compliance with all material rules, regulations and conditions set forth in that certain Postclosure Land Use Plan for Mission Bay South Shores Phase 3, Landfill Facility No. 37-AA-0026, Revised October 1995, as may be amended from time to time as a result of a change in use or state or federal regulatory actions (the “Closure Rules”). Furthermore, LESSEE shall not be responsible for any Release or continuing Release occurring before the commencement of LESSEE’s occupancy of Parcel “A”, Property 4, that continues to emanate, spread or migrate after that date except to the extent such Release or continuing Release is solely attributable to the activities of LESSEE in violation of the Closure Rules. LESSEE shall be deemed to have continuously complied with the Closure Rules if any failure to comply has been cured to the reasonable satisfaction of the applicable authorities.

F. LESSEE Indemnity. LESSEE hereby agrees to indemnify, defend and hold harmless CITY from and against any and all claims, actions, damages, liability and expense (include reasonable attorney’s fees and costs and damages for injury to natural resources or the public, and costs of any health assessment or health effect studies) in connection with the investigation, response to and/or remediation of the existence or Release of any Hazardous Substance in or from the municipal waste site located in, on and at Parcel “A” Property 4, to the extent such costs are incurred due to a Release and to the extent that such Release is caused by LESSEE’s operations, including the disturbance by LESSEE of any Hazardous Substances existing on and in Parcel “A” Property 4 as of the commencement of the term of this Lease. Any of the foregoing notwithstanding, a Release of any Hazardous Substance existing on and in Parcel “A” Property 4 as of the commencement of the term of this Lease shall not be deemed to be caused by the disturbance of such substances by LESSEE’s operations as a result of LESSEE’s use of Parcel “A” Property 4 as long as Lessee has continuously complied. and is in current compliance with all material portions of the Closure Rules. Furthermore, LESSEE shall not be responsible for any Release or continuing Release occurring before the commencement of LESSEE’s improvements or occupancy of Parcel “A” Property 4, that continues to emanate, spread, or migrate after that date except to the extent such Release or continuing Release is solely attributable to the activities of LESSEE in violation of the Closure Rules. LESSEE shall be deemed to have continuously complied with the Closure Rules if any failure to comply has been cured to the reasonable satisfaction of the applicable authorities.

G. Maintenance. LESSEE recognizes that there will be increased maintenance as a result of the location of LESSEE’s improvements over the municipal waste site. LESSEE agrees it shall be solely responsible for any increased maintenance on Parcel “A” Property 4, which occurs as a result of LESSEE’S improvements to and/or occupancy of Parcel “A” Property 4. LESSEE shall permit access to CITY and other regulatory agency representatives to inspect any Release, monitor any substance, or perform any other actions related to maintaining regulatory compliance regarding buried municipal waste located in, on and at Parcel “A” Property 4, with 24-hour advance notice. CITY shall make all best efforts to ensure that CITY’s use of LESSEE’s parking facilities shall not interfere with LESSEE’s operations. LESSEE shall respond to written requests from CITY’s Environmental Services Department, to maintain landfill surfaces according to regulatory requirements. LESSEE will also be responsible for any health and safety plans for Parcel “A” Property 4 resulting from LESSEE’s improvements to and/or occupancy of Parcel “A” Property 4.

H. CITY’s and LESSEE’s obligations under this Article XXV shall survive the expiration or earlier termination of this Lease.”

12. Subparagraph A of Article XXXII, GENERAL DEVELOPMENT PLAN, is hereby amended to read as follows:

“From and after the commencement of the term of this Lease the further development of the Premises shall be generally in accordance with the Development Plan for the Premises approved by the City Council and on file in the office of the City Clerk as Document No. RR-263507, as the same may from time to time be amended in writing by and between CITY and LESSEE (“Development Plan”), and, to the extent applicable, CITY’s MISSION BAY PARK MASTER PLAN UPDATE as the same is amended from time to time. It is understood that the Development Plan is a conceptual plan only, and that the depictions of the approved uses and improvements are illustrative only and are not binding as to the exact configuration and location of the uses and improvements authorized.

13. Subparagraph B of Article XXXII, GENERAL DEVELOPMENT PLAN, is hereby amended to read as follows:

“From and after the commencement of the term of this Lease, LESSEE shall implement the First Phase (as defined below) of the development plan attached hereto as Exhibit “5” (hereinafter referred to as the “New Plan”) as soon as practicable after LESSEE obtains the City Manager’s approval and all other required permits and approvals for the. First Phase of the New Plan (provided that commencement of construction of the First Phase of said plan shall not be required prior to the expiration of two (2) years following the commencement of the term of this Lease), and shall proceed diligently and without undue delay to completion thereof. “First Phase” shall mean the development and construction of a parking area. Subsequent new development included in the New Plan shall be new animal exhibits, interactive experiences, and/or theme attractions, subject to prior approval by the City Manager. LESSEE shall submit plans to CITY for such new exhibits or attractions prior to January 1, 2001. From and after the commencement of the term of this Lease, LESSEE shall make an aggregate investment (including direct and indirect construction costs and costs for architects, engineers, consultants fees and permitting and related expenses) of at least $5,000,000, including at least $1,000,000 attributable to Parcel “A” Property 4.”

14. [intentionally omitted.]

15 Subparagraph D of Article XXXII, GENERAL DEVELOPMENT PLAN, is hereby amended to read as follows:

“Should LESSEE fail to commence construction of the First Phase as provided above, subject to delays beyond LESSEE’s reasonable control, then Parcel “A” Property 4 shall revert to CITY, at CITY’s option, free and clear of this Lease or any other interest of LESSEE, unless LESSEE commences construction within thirty (30) days following receipt of written notice from CITY of its intention to cause such reversion, given on or after the date LESSEE should have commenced construction, subject to delays beyond its reasonable control. If requested by CITY, and if CITY’s notice of election is valid and LESSEE fails to commence construction within said thirty (30) day period, LESSEE shall execute, acknowledge, and deliver to CITY a quitclaim deed whereby LESSEE shall quitclaim all of its right, title and interest in Parcel “A” Property 4. Such reversion of Parcel “A” Property 4 shall be CITY’s sole remedy for LESSEE’s failure to timely commence construction of the First Phase of the improvements referred to in Exhibit “5,” New Plan.”

16. Article XXXVII, NONDISCRIMINATION, is hereby amended to read ‘ as follows:

“LESSEE agrees not to discriminate in any manner against any person or persons on account of race, color, religion, gender, sexual orientation, medical status, national origin, age, marital status, or physical disability in LESSEE’s use of the Premises, including but not limited to the providing of goods, services, facilities, privileges, advantages, and accommodations and the obtaining and holding of employment.”

17. Article XXXIX, INSTITUTIONAL ADVERTISING, is hereby amended to read as follows:

“Institutional advertising, as authorized herein, shall mean corporate sponsorship of certain exhibits and attractions of the Premises whereby the sponsors may promote, or cause to be promoted or advertised, their products and/or services on said Premises. LESSEE agrees to control said institutional advertising to whatever extent necessary to maintain compatibility thereof with the primary purpose of a Marine Life Exhibit on the Premises and with CITY standards for the general development and uses of Mission Bay Park. CITY agrees to accept such institutional advertising as exists on the Premises as of the effective date of this Amendment to Lease Agreement; thereafter, however, all new contracts for institutional advertising on the Premises shall require the prior written approval of the City Manager. The CITY shall not impose a fee for approval of institutional advertising contracts, which are renewal contracts containing the same conditions as the previous contract, except for the term of the contract.”

18. Article XL, AFFIRMATIVE ACTION, is hereby deleted and the following is added in its place:

“ARTICLE XL

COMPLIANCE WITH CITY’S EQUAL

OPPORTUNITY CONTRACTING PROGRAM

a. Equal Opportunity Contracting. LESSEE acknowledges and agrees that it is aware of, and will comply with, City Council Ordinance No. 18173 (San Diego Municipal Code Sections 22.2701 through 22.2708, as amended), EQUAL EMPLOYMENT OPPORTUNITY OUTREACH PROGRAM, a copy of which is on file in the Office of the City Clerk and by this reference is incorporated herein. LESSEE and all of its subcontractors are individually responsible to abide by its contents.

LESSEE will comply with Title VII of the Civil Rights Act of 1964, as amended; Executive Orders 11246, 11375, and 12086; the California Fair Employment Practices Act; and any other applicable federal and state laws and regulations hereafter enacted. LESSEE will not discriminate against any employee or applicant for employment on any basis prohibited by law.

LESSEE submitted and CITY acknowledges receipt of a current Work Force Report or a current Equal Employment Opportunity (EEO) Plan as required by Section 22.2705 of the San Diego Municipal Code, which sets forth the actions that LESSEE will take to achieve the CITY’S commitment to equal employment opportunities.

Further, LESSEE will cause the foregoing provisions to be inserted in all subcontracts for any work covered by this lease agreement so that such provisions will be binding upon each subcontractor.

LESSEE agrees that compliance with EEO provisions flowing from the authority of both parties will be implemented, monitored, and reviewed by the CITY’S Equal Opportunity Contracting Program staff.

b. Local Business and Employment. LESSEE acknowledges that the City of San Diego seeks to promote employment and business opportunities for local residents and firms in all CITY contracts. LESSEE will, to the extent legally possible, solicit applications for employment, and bids and proposals for subcontracts, for work associated with this lease agreement from local residents and firms as opportunities occur. LESSEE agrees to hire qualified local residents and firms whenever feasible.

LESSEE understands that failure to comply with the above requirements and/or submitting false information in response to these requirements may result in termination of this lease agreement and debarment from participating in CITY contracts for a period of not less than one (1) year.”

19. The following provisions shall be added to Article XLI, GENERAL:

“H. So long as LESSEE operates a water ski and personal watercraft show in the lagoon, LESSEE agrees to conduct one boating safety class each year for the duration of this Lease. LESSEE will make a good faith effort to assemble 2,500 personal watercraft owners and operators, and working with CITY’s Lifeguard Services Division, present to the audience boating safety information. The boating safety class will include exhibition riding by professional personal watercraft operators and displays of personal watercrafts. A nominal fee may be charged to the attendees and will include admittance to Sea World park on the day of the event. LESSEE may limit the number of individual ticket orders to four tickets. Twenty-five percent (25%) of the gross revenue from this event will be donated to the San Diego Lifeguard Service Boating Safety Education Fund.

I. CITY has requested that LESSEE contribute to the development of a nature center in Mission Bay Park after CITY develops a concept for the center. LESSEE has indicated to CITY, and CITY understands, that it cannot make any binding commitments for support of a nature center but agrees to cooperate with CITY and will consider providing in-kind support by, for example, its internal graphic design personnel and facilities, provided that the expenditures are not material.

J. LESSEE agrees to comply with the California Coastal Act, at its sole cost and expense, and, to the extent legally required, to apply to the California Coastal Commission or such other authorized state or local body for necessary coastal development permits authorizing the construction of any other improvements in the coastal zone.

K. LESSEE agrees to allow City to use LESSEE’S parking facilities, located on Parcel “A” Property 4, as needed by CITY for parking for patrons of the proposed Amphitheater, or for patrons of other CITY special events, during those times such parking facilities are not needed by LESSEE, City shall make all best efforts to ensure that CITY’s use of LESSEE’s parking facilities shall not interfere with LESSEE’s operations. CITY shall notify LESSEE of CITY’s desire to use LESSEE’s parking facilities as far in advance as is practical, and LESSEE shall respond to such request in a timely manner. LESSEE agrees to install a gate in the fence on the easterly side of the Premises in order to facilitate said parking, at a location to be selected by LESSEE and approved by CITY, which approval shall not be unreasonably withheld.

CITY agrees to indemnify and hold LESSEE harmless from and against any claims asserted or liability established for damages or injuries to any person or property which arise out of CITY’s use of the parking facilities; provided, however that CITY’s duty to indemnify shall not include any claims or liability arising from the established active negligence, sole negligence, or sole willful misconduct of LESSEE, its agents, officers or employees.

L. This Lease Amendment shall not become effective until it has been approved by resolution of the Board of Directors of LESSEE and of LESSEE’s parent company.”

20. Article XLII, ADDITIONAL RENTAL ADJUSTMENT UPON CHANGE OF ENTITLEMENTS, is hereby added as follows:

A. From time to time during the term of this Lease, the minimum rent shall be adjusted as set forth in this Article XLII upon the occurrence of a “Substantial Change in Entitlements,” as defined below.

B. As used herein, a “Substantial Change in Entitlements” shall mean the occurrence of an event or events pursuant to which LESSEE shall thereafter be fully and completely vested under this Lease and pursuant to all applicable laws (such that all discretionary approvals have been obtained) to use the Premises in a manner different from that contemplated by this Lease immediately prior to such Substantial Change in Entitlements such that the value of LESSEE’s leasehold interest is increased thereby. By way of an example and not as a limitation, a Substantial Change in Entitlements may include an increase in, or removal of, the statutory thirty foot (30’) height restriction currently imposed upon the Premises, together with an amendment to the Mission Bay Park Master Plan and LESSEE’s master plan to allow development of the Premises consistent therewith (including the receipt of all California Coastal Commission approvals necessary in connection therewith), LESSEE’s obtaining (on a fully vested and irrevocable basis) all other city, state, federal and other governmental approvals, permits and entitlements (other than building permits) necessary in connection therewith in order to fully vest LESSEE with the right to develop the Premises in connection therewith, and

LESSEE’s obtaining such approvals of CITY as are required under this Lease to develop the Premises in connection therewith. Any of the foregoing notwithstanding, a Substantial Change in Entitlements shall not include LESSEE’s obtaining CITY’s consent to, and other necessary governmental approvals for, the further development of the Premises in a manner consistent with and contemplated by this Lease and the Development Plan and pursuant to uses already allowed under this Lease. Nor shall this Article XLII be applicable to a request by LESSEE for the addition of a new use for the Premises not currently allowed by this Lease (including but not limited to the development of a hotel on the Premises); the parties acknowledge that any such additional use not currently permitted pursuant to this Lease shall require the consent of CITY and the agreement of both parties as to the rent to be charged by CITY under this Lease in connection therewith.

C. Upon the occurrence of a Substantial Change in Entitlements, the minimum rent shall be adjusted equitably as a result of the increase in value, if any, resulting solely from the Substantial Change in Entitlements. Such adjustment in minimum rent shall not include any increase in fair market rental value arising for any other reason, including, but not limited to, improved economic conditions, a general increase in land values, inflation, improvements to the Premises made by LESSEE, or a decrease in competition for tourist or recreational spending. Such adjustment in minimum rent shall, be made only with respect to the incremental increase in value, if any, resulting solely from the Substantial Change in Entitlements. Nothing herein shall be deemed to imply that an increase in value shall result from a Substantial Change in Entitlements.

D. Upon the occurrence of a Substantial Change in Entitlements, the parties shall negotiate in good faith to determine whether the minimum rent then in effect should be adjusted pursuant hereto, and, if so, the extent of any such adjustment. In the event that such determination is not made by mutual consent of the parties within one (1) year of such Substantial Change in Entitlements, either party may refer the matter to arbitration in accordance with the following provisions:

1. If the parties cannot agree upon a mutually acceptable arbitrator within thirty (30) days after the written demand therefore, each party shall, within ten (10) days thereafter, appoint an arbitrator and give written notice of such appointment to the other party. The two (2) arbitrators shall immediately choose a third arbitrator to work with them. If the two (2) arbitrators fail to select a third arbitrator within ten (10) days following the date of their appointment, on written application by either party, the third arbitrator shall be promptly appointed by the then-presiding judge of the superior court of the State of California, County of San Diego, acting in ‘his individual capacity. The party making the application shall give the other party written notice of its application.

2. Unless the parties otherwise agree, all of the arbitrators . shall be members in good standing of the American Institute of Real Estate Appraisers with an M.A.I. designation and shall have at least five (5) years experience in appraising commercial and other properties. Each party shall bear the expenses of its own appointed appraiser and shall bear other expenses pursuant to section 1284.2 of the California Code of Civil Procedure. Hearings shall be held in the City of San Diego, California. If there are three (3) arbitrators, the decision as to the increase in minimum rent shall be the decision of not less than two (2) of the arbitrators. In the event two (2) arbitrators cannot agree, then the minimum rent shall be increased by the average of the two (2) increases in minimum rent proposed by the arbitrators which are closest in amount, and the third proposal shall be discarded. (In the event that one proposed increase determined by an arbitrator is equally higher and lower than the other two (2) proposed increases, such middle amount shall be used.) For purposes of this arbitration procedure, the arbitrators shall assume that CITY has a fee simple absolute estate. In determining the increase, if any , if any, in minimum rent arising from the Substantial Change in Entitlements, the arbitrators shall consider only the actual uses and purposes expressly authorized by CITY under this Lease and allowed by applicable law immediately prior to and immediately after the Substantial Change in Entitlements. In determining the increase, if any, in the minimum rent arising from the Substantial Change in Entitlements, the arbitrators shall use and analyze only that rental data that is found in the open marketplace, such as is demanded and received by other landlords for the same or similar uses. In all cases, the arbitrators shall be instructed that the rent determination shall be based upon recognized real estate appraisal principals and methods. The award determined by the arbitrators shall be effective and retroactive to the first day following the Substantial Change in Entitlements, and any amounts found to be owing shall be paid within 30 days of the date of final determination by the arbitrators, and if not paid by said date shall thereafter accrue interest at the lesser of ten percent (10%) per annum or the “reference rate” of Bank of America NT & SA from time to time in effect. The award shall be in writing in the form of a report that is in accordance with the powers of the arbitrators herein, supported by facts and analysis and in accordance with the law. The arbitrators shall make copies of their report available to any ethical practice committee of any recognized professional real estate organization. The arbitration shall be conducted under and subject to the California Arbitration Statute.

IN WITNESS WHEREOF, this Amendment, executed by CITY, acting by and through its City Manager under and pursuant to Resolution No. O-18533 of the City Council authorizing such execution, and by LESSEE, acting by and through its duly authorized officer, as of the date first above written.

I hereby approve the form and legality of the foregoing Amendment this day of June 29, 1998, 199	THE CITY OF SAN DIEGO
	By:	/s/
Title: Advisory Real Estate Assets Dir.

CASE G. GWINN, City Attorney	SEA WORLD, INC.

By: /s/ Prescilla Wayward	By:	/s/ William A. Davis 6/24/98
Deputy		Title: Ex VP & GM

EXHIBIT 3

LEGAL DESCRIPTION: PARCEL “A”; PROPERTY 4 (EAST LEASE EXPANSION)

THAT PORTION OF THE TIDELANDS AND SUBMERGED OR FILLED LANDS OF MISSION BAY (FORMERLY FALSE BAY) AND A PORTION OF PUEBLO LOTS 252 AND 258 OF THE PUEBLO LANDS OF SAN DIEGO, ACCORDING TO MAP THEREOF MADE BY JAMES PASCOE IN 1870, A COPY OF WHICH SAID MAP WAS FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, NOVEMBER 14, 1921, AND IS KNOWN AS MISCELLANEOUS MAP NO. 36, ALL BEING IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHEAST CORNER OF LOT 24 IN BLOCK 10 RESUBDIVISION OF BLOCKS 7, 8, AND 10 AND A PORTION OF BLOCK 9 AND LOT “A”, INSPIRATION HEIGHTS, ACCORDING TO MAP THEREOF NO. 1700, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY DECEMBER 27, 1917; THENCE ALONG THE SOUTHERLY LINE OF SAID LOT 24, SOUTH 89°55’56” WEST, (RECORD NORTH 89°59’00” WEST), 25.00 FEET TO A POINT OF TANGENT CURVE IN THE BOUNDARY OF SAID LOT 24; THENCE SOUTH 00°04’04” EAST, 2,000.00 FEET TO AN INTERSECTION WITH A LINE WHICH IS PARALLEL AND 2.00 FEET SOUTHERLY AT RIGHT ANGLES TO THE SOUTHERLY LINE OF SAID BLOCK 10; THENCE ALONG SAID PARALLEL LINE NORTH 89°55’56” EAST, 249.70 FEET; THENCE NORTH 05°30’02” WEST, 104.06 FEET TO THE UNITED STATES COAST AND GEODETIC TRIANGULATION, STATION “OLD TOWN” (THE LAMBERT GRID COORDINATES, CALIFORNIA ZONE 6, FOR SAID STATION “OLD TOWN” ARE X=1,712,415.17 AND Y=213,819.22) AND SAID TRIANGULATION STATION IS LOCATED AT LATITUDE 32°45’02” NORTH AND LONGITUDE 117°11’07.200” WEST, BEING-ALSO THE POINT OF ORIGIN FOR THE SAN DIEGO CITY ENGINEER’S MISSION BAY PARK COORDINATE SYSTEM; THENCE NORTH 3773.34 FEET AND WEST 10,533.21 FEET TO THE TRUE POINT OF BEGINNING OF THE HEREIN DESCRIBED PROPERTY, THE MISSION BAY COORDINATES OF SAID TRUE POINT OF BEGINNING BEING NORTH 3773.34 AND WEST 10,533.21, SAID TRUE POINT OF BEGINNING BEING A POINT ON A LINE THAT IS PARALLEL WITH AND 79.50 FEET AT RIGHT ANGLES NORTHERLY FROM THE CENTERLINE OF SEA WORLD DRIVE AS SHOWN ON CITY OF SAN DIEGO ENGINEER’S DRAWING NO. 14985-1-D, SAID POINT BEING OPPOSITE AT RIGHT ANGLES FROM ENGINEER’S STATION 44+32.70 ON SAID CENTERLINE; SAID POINT ALSO BEING THE BEGINNING OF A 1920.50 FOOT RADIUS CURVE CONCAVE NORTHERLY, A RADIAL TO WHICH BEARS SOUTH 07°44’17” EAST; (1) THENCE WESTERLY ALONG THE ARC OF SAID CURVE AND PARALLEL TO SAID CENTERLINE THROUGH A CENTRAL ANGLE OF 00°49’15” A DISTANCE OF 27.51 FEET TO THE MOST SOUTHEASTERLY CORNER OF THE SEA WORLD LEASE AREA AS DESCRIBED IN LEASE AMENDMENT PER CITY COUNCIL RESOLUTION NO. 263507, ADOPTED JUNE 24, 1985, AND ON DOCUMENT NO. 769275 ADOPTED DECEMBER 10, 1985, BOTH IN THE OFFICE OF THE CITY CLERK OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA; (2) THENCE ALONG THE EASTERLY BOUNDARY OF SAID LEASE AREA NORTH 00°17’19” WEST, 1,456.09

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FEET ;(3) THENCE CONTINUING ALONG THE BOUNDARY OF SAID LEASE AREA NORTH 55°43’04” WEST, 660.41 FEET; (4) THENCE ALONG SAID BOUNDARY NORTH 71°35’40” WEST, 598.11 FEET; (5) THENCE ALONG SAID BOUNDARY NORTH 18°24’20” EAST, 50.00 FEET; (6) THENCE LEAVING SAID LEASE BOUNDARY SOUTH 71°35’40” EAST, 1,192.78 FEET TO THE BEGINNING OF A TANGENT 2,200.00 FOOT RADIUS CURVE CONCAVE NORTHERLY, A RADIAL TO WHICH BEARS SOUTH 18°24’20” WEST; (7) THENCE EASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 05°42’28” A DISTANCE OF 219.16 FEET; (8) THENCE SOUTH 12°41’52” WEST, 92.37 FEET TO THE BEGINNING OF A 60.00 FOOT RADIUS CURVE CONCAVE EASTERLY, A RADIAL TO WHICH BEARS NORTH 77°18’08” WEST: (9) THENCE SOUTHERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 66°05’56” A DISTANCE OF 69.22 FEET TO THE BEGINNING OF A REVERSE 10.00 FOOT RADIUS CURVE CONCAVE SOUTHWESTERLY, A RADIAL TO WHICH BEARS NORTH 36°35’56” EAST; (10) THENCE SOUTHERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 56°54104”, A DISTANCE OF 9.93 FEET; (11) THENCE SOUTH 03°30’00” WEST, 323.08 FEET TO THE BEGINNING OF A TANGENT 900.00 FOOT RADIUS CURVE CONCAVE NORTHEASTERLY; A RADIAL 10 WHICH BEARS NORTH 86°30’00” WEST; (12): THENCE SOUTHERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 65°29’51”, A DISTANCE OF 1,028.83 FEET ; (13) THENCE SOUTH 07°44’17” EAST, 200.00 FEET TO A POINT ON THE AFOREMENTIONED LINE THAT IS PARALLEL WITH AND 79.50 FEET AT RIGHT ANGLES NORTHERLY FROM THE CENTERLINE OF SEA WORLD DRIVE; (14) THENCE WESTERLY ALONG SAID PARALLEL LINE SOUTH 82°15’43” WEST, 706.66 FEET TO THE TRUE POINT OF BEGINNING.

(SAID PARCEL OF LAND CONTAINS 16.37 ACRES MORE OF LESS).

/s/ Clinton E. Hale 06-18-96
Clinton E. Hale, PLS 6787 Date
Hale Engineering
Registration Expires: 09-30-00

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EXHIBIT 3

LEGAL DESCRIPTION: PARCEL “A”; PROPERTY 5 (PEREZ COVE WAY LEASE)

THAT PORTION OF THE TIDELANDS AND SUBMERGED OR FILLED LANDS OF MISSION BAY (FORMERLY FALSE BAY) AND A PORTION OF PUEBLO LOTS 246, 247, 248, 249, 250 and 252 OF THE PUEBLO LANDS OF SAN DIEGO, ACCORDING TO MAP THEREOF MADE BY JAMES PASCOE IN 1870, A COPY OF WHICH SAID MAP WAS FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, NOVEMBER 14, 1921, AND IS KNOWN AS MISCELLANEOUS MAP NO. 36, ALL BEING IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHEAST CORNER OF LOT 24 IN BLOCK 10 RESUBDIVISION OF BLOCKS 7, 8, AND 10 AND A PORTION OF BLOCK 9 AND LOT “A”, INSPIRATION HEIGHTS, ACCORDING TO MAP THEREOF NO. 1700, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY DECEMBER 27, 1917; THENCE ALONG THE SOUTHERLY LINE OF SAID LOT 24, SOUTH 89°55’56” WEST, (RECORD NORTH 89°59’00” WEST), 25.00 FEET TO A POINT OF TANGENT CURVE IN THE BOUNDARY OF SAID LOT 24; THENCE SOUTH 00°04’04” EAST, 2000.00 FEET TO AN INTERSECTION WITH A LINE WHICH IS PARALLEL AND 2.00 FEET SOUTHERLY AT RIGHT ANGLES TO THE SOUTHERLY LINE OF SAID BLOCK 10; THENCE ALONG SAID PARALLEL LINE NORTH 89°55’56” EAST, 249.70 FEET; THENCE NORTH 05°30’02” WEST, =104.06 FEET TO THE UNITED STATES COAST AND GEODETIC TRIANGULATION STATION “OLD TOWN” (THE LAMBERT GRID COORDINATES, CALIFORNIA ZONE 6, FOR SAID STATION “OLD TOWN” ARE X=1,712,415.17 AND Y=213,819.22) AND SAID TRIANGULATION STATION IS LOCATED AT LATITUDE 32°45’02” NORTH AND LONGITUDE 117°11’07.200” WEST, BEING ALSO THE POINT OF ORIGIN FOR THE SAN DIEGO CITY ENGINEER’S MISSION BAY PARK COORDINATE SYSTEM; THENCE NORTH 3,921.99 FEET AND WEST 11,925.93 FEET TO THE TRUE POINT OF BEGINNING OF THE HEREIN DESCRIBED PROPERTY, THE MISSION BAY COORDINATES OF SAID TRUE POINT OF BEGINNING BEING NORTH 3,921.99 AND WEST 11,925.93, SAID TRUE POINT OF BEGINNING BEING A POINT ON A LINE THAT IS PARALLEL WITH AND 60.50 FEET AT RIGHT ANGLES NORTHERLY FROM THE CENTERLINE OF SEA WORLD DRIVE AS SHOWN ON CITY OF SAN DIEGO ENGINEER’S DRAWING NO. 14985-1-D, SAID POINT BEING OPPOSITE AT RIGHT ANGLES FROM ENGINEER’S STATION 30+00.00 ON SAID CENTERLINE; (1) THENCE PARALLEL TO SAID CENTERLINE NORTH 78°55’43” WEST, 346.04 FEET; (2) THENCE NORTH 57°49’43” WEST, 29.24 FEET TO THE BEGINNING OF A TANGENT 963.00 FOOT RADIUS CURVE CONCAVE NORTHERLY, A RADIAL TO WHICH BEARS NORTH 32°10’17” EAST; (3) THENCE WESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 36°52’29” A DISTANCE OF 619.77 FEET; (4) THENCE SOUTH 85°17’48” WEST, 529.75 FEET TO THE BEGINNING OF A TANGENT 600.00 FOOT RADIUS CURVE CONCAVE NORTHEASTERLY, A RADIAL TO WHICH BEARS SOUTH 04°42’12” EAST; (5) THENCE WESTERLY AND NORTHWESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 60°17’06” A DISTANCE OF 631.30 FEET; (6)

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THENCE NORTH 34°25’06” WEST, 109.04 FEET TO THE BEGINNING OF A TANGENT 223.00 FOOT RADIUS CURVE CONCAVE EASTERLY, A RADIAL TO WHICH SEARS SOUTH 55°34’54” WEST; (7) THENCE NORTHERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 26°2T23” A DISTANCE OF 102.97 FEET TO THE BEGINNING OF A COMPOUND 345.00 FOOT RADIUS CURVE CONCAVE EASTERLY, A RADIAL TO WHICH BEARS SOUTH 82°02’17” WEST; (8) THENCE NORTHERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 53°0915” A DISTANCE OF 320.06 FEET TO THE BEGINNING OF A REVERSE 255.00 FOOT RADIUS CURVE CONCAVE WESTERLY, A RADIAL TO WHICH BEARS SOUTH 44°48’28” EAST; (9) THENCE NORTHERLY, NORTHWESTERLY AND WESTERLY ALONG THE ARC OF SAID REVERSE CURVE THROUGH A CENTRAL ANGLE OF 116°05’26” A DISTANCE OF 516.67 FEET; (10) THENCE NORTH 70°53’54” WEST, 122.41 FEET TO THE BEGINNING OF A TANGENT 303.00 FOOT RADIUS CURVE CONCAVE NORTHEASTERLY, A RADIAL TO WHICH BEARS SOUTH 19°06’06” WEST; (11) THENCE WESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 56°55’02” A DISTANCE OF 301.00 FEET; (12) THENCE NORTH 13°58’52” WEST, 636.66 FEET; (13) THENCE NORTH 76°01’08” EAST, 2059 FEET; (14) THENCE NORTH 13°58’52” WEST, 103.91 FEET; (15) THENCE NORTH 28°24’10” EAST, 32.33 FEET TO A POINT ON THE SEA WORLD LEASE AREA AS DESCRIBED IN LEASE AMENDMENT PER CITY COUNCIL RESOLUTION NO. 263507, ADOPTED JUNE 24, 1985, AND ON DOCUMENT NO, 769275 ADOPTED DECEMBER 10, 1985, BOTH IN THE OFFICE OF THE CITY CLERK OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA; (16) THENCE ALONG THE BOUNDARY OF SAID LEASE AREA SOUTH 61 35’50” EAST, 124,71 FEET; (17) THENCE SOUTH 23°11’55” EAST, 37.48 FEET; (18) THENCE SOUTH 00’00’00” EAST, 175.00 FEET; (19) THENCE SOUTH 13°45’54” EAST, 575.54 FEET TO THE BEGINNING OF A NON-TANGENT 270.00 FOOT RADIUS CURVE CONCAVE NORTHEASTERLY, A RADIAL TO WHICH BEARS SOUTH 45°14’11” WEST; (20) THENCE SOUTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 26°08’05” A DISTANCE OF 123.16 FEET; (21) THENCE SOUTH 70°53’54” EAST, 121.23 FEET TO THE BEGINNING OF A TANGENT 332.00 FOOT RADIUS CURVE CONCAVE WESTERLY, A RADIAL TO WHICH BEARS NORTH 19°06’06” EAST; (22) THENCE SOUTHEASTERLY, SOUTHERLY AND SOUTHWESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 116°05’26” A DISTANCE OF 672.68 FEET; TO THE BEGINNING OF A REVERSE 268.00 FOOT RADIUS CURVE CONCAVE EASTERLY, A RADIAL TO WHICH BEARS NORTH 44048’28” WEST; (23) THENCE SOUTHERLY ALONG THE ARC OF SAID REVERSE CURVE THROUGH A CENTRAL ANGLE OF 73°56’28” A DISTANCE OF 345.86 FEET; TO THE BEGINNING OF A COMPOUND 568.00 FOOT RADIUS CURVE CONCAVE NORTHEASTERLY, A RADIAL TO WHICH BEARS SOUTH 61°15’04” WEST; (24) THENCE EASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 65°57’16” A DISTANCE OF 653.84 FEET; (25) THENCE NORTH 85°17’48” EAST, 515,45 FEET TO THE BEGINNING OF A TANGENT 1032,00 FOOT RADIUS CURVE CONCAVE SOUTHERLY, A RADIAL TO WHICH BEARS NORTH 04°42’12” WEST; (26) THENCE EASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 36°52’29” A DISTANCE OF 664.18 FEET; (27) THENCE SOUTH 57°49’43” EAST, 53.69 FEET TO THE BEGINNING OF A TANGENT 828.86 FOOT

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RADIUS CURVE CONCAVE NORTHERLY, A RADIAL TO WHICH BEARS SOUTH 32°10’17” WEST; (28) THENCE EASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 21°06’00” A DISTANCE OF 305.24 FEET TO THE TRUE POINT OF BEGINNING.

(SAID PARCEL OF LAND CONTAINS 7.34 ACRES MORE OR LESS).

/s/ Clinton E. Hale 06-18-96
Clinton E. Hale, PLS 6787 Date
Hale Engineering
Registration Expires: 09-30-00

3 of 3

EXHIBIT 5

PROPOSED 16.5-ACRE EXPANSION
for

MAY 26, 1995

NORTH
0 100 200 400
SEA WORLD PARK
PROPOSED PARK DEVELOPMENT AREA
LIMIT OF LANDFILL
Extended Asphalt Collector Road
EXISTING PARKING
PARKING (Over Existing Landfill)
Landscaped Screening Berm
Asphalt Bike Path
SEA WORLD DRIVE

INGRAHAM STREET
PARCEL 'A'
PROPERTY 5
INGRAHAM STREET

BASIS OF BEARINGS
THE BASIS OF BEARINGS FOR THIS PLAT IS THE MISSION BAY (OLD TOWN) COORDINATE SYSTEM, ZONE 8. THE CENTERLINE OF SEA WORLD DRIVE TAKEN AS (NORTH 78°55'43" WEST), PER CITY OF SAN DIEGO ENGINEER'S DWG. NO. 14985-1-D.

SCALE: 1" = 200'
N

SITE

VICINITY MAP

EXHIBIT 4

PLAT FOR:

SEA WORLD LEASE EXPANSIONS

CITY OF SAN DIEGO, CALIFORNIA

1856-6257

216-1697

HALE ENGINEERING
CIVIL ENGINEERING SURVEYING LAND PLANNING
7840 CONVOY COURT
SAN DIEGO, CA 92111
(619) 715-1430
(619) 715-1424 FAX

REVISED 6-17-98
ORIGINAL 2-18-98

JOB NO. 9605

(R-98-1385)

RESOLUTION NUMBER R- 290216

ADOPTED ON JUN 0 8 1998

BE IT RESOLVED, by the Council of The City of San Diego, that it is hereby certified that Negative Declaration LDR No. 96-7987, on file in the office of the City Clerk, has been completed in compliance with the California Environmental Quality Act of 1970, as amended, and the State guidelines thereto (California Code of Regulations section 15000 et seq.), that the Declaration reflects the independent judgment of The City of San Diego as Lead Agency and that the information contained in said report, together with any comments received during the public review process, has been reviewed and considered by this Council in connection with the approval of the Lease Amendment for the Sea World expansion of its facilities and parking.

APPROVED: CASEY GWINN, City Attorney

By:	/s/ William T. Griffith
Deputy City Attorney

WTG:lc

05/27/98

Or.Dept:REA

R-98-1385

Form-ndmndgen.frm

NOTICE OF DETERMINATION

TO: x	County Clerk County of San Diego 220 W. Broadway, MS C-11 San Diego, CA 92101	From:	City of San Diego Development Services 1222 First Ave., MS 501 San Diego, CA 92101

LDR No:	96-7987	SCH No. 98011076

Project Title:	SEA WORLD LEASEHOLD/PARKING LOT EXPANSION

Project Location:	The project site is located within the City’s Mission Bay Regional Park. The site is on the South Shores area of the City’s Mission Bay Park, adjoining Sea World to the east, generally south of Pacific Passage and north of Sea World Drive between 1-5 and W. Mission Bay Drive.

Project Description:	The expansion of the Sea World leasehold by 16.5 acres. This proposal would allow the immediate use of 10.5 acres for the exclusive parking area for the amusement park visitors with the remaining 6 acres for future amusement park exhibits.

This is to advise that the City of San Diego City Council on June 8, 1998 approved the above described project and made the following determinations:

1.	The project will not have a significant effect on the environment.

2.	A Negative Declaration (LDR No.96-7987; SCH No.98011076) was prepared for this project and certified pursuant to the provisions of CEQA. R-290216

3.	Mitigation measures were not made a condition of the approval of the project.

It is hereby certified that the final environmental document is available to the general public at the office of the Land Development Review, Development Services, 1222 First Avenue, Mail Station 501, San Diego, CA 92101.

Telephone: 236-268
Analyst:	John M. Kovac	File by:	/s/ Peggy Rogers
	Sr. Env. Planner		Peggy Rogers
Deputy City Clerk

CALIFORNIA DEPARTMENT OF FISH AND GA

CERTIFICATE OF FEE EXEMPTION

De Minimis Impact Finding or

One Fee Per Project Provision

Project Title/Location: SEA WORLD LEASEHOLD/PARKING LOT EXPANSION/MISSION BAY PARK

LDR NO. 96-7987		SCH NO. 98011076

Project Applicants:	City of San Diego Real Estate Assets Dept, 1200 Third Avenue, MS 51A San Diego, CA 92101	Sea World/Busch Entertainment Corp. 500 Sea World Drive San Diego, CA 92109-7995

Project Description:	The expansion of the Sea World leasehold by 16.5 acres. This proposal would allow the immediate use of 10.5 acres for the exclusive parking area for the amusement park visitors with the remaining 6 acres for future amusement park exhibits.

Findings of Exemption:

An Environmental Impact Report have been prepared by the Southeast San Diego Development Corporation for the project. The report concludes that the project would result in a de minimis impact to wildlife resources as all of the following apply:

1.	No significant biological resources exist on the project site.

2.	The project would have no adverse impacts on biological resources located off-site.

3.	No biological studies were requested for the project.

4.	No mitigation measures are proposed to address impacts to biological resources.

5.	No conditions in any discretionary actions associated with the project address biological resource issues.

6.	No broader impacts on a habitat (for example—urban runoff effects on wetland) were identified.

Certification:

I hereby certify that the lead agency has made the above findings of fact and that based upon the initial study and hearing record, the project will not individually or cumulatively have an adverse effect on wildlife resources, as defined in Section 711.2 of the Fish and Game Code.

Tina Christiansen
Development Services Manager

By:	/s/ Tina Christiansen
Title:	Senior Environmental Planner
Lead	Agency: City of San Diego
Date:	June 5, 1998

(O-98-144)

ORDINANCE NUMBER 0-18538 (NEW SERIES)

ADOPTED ON JUN 29, 1998

AN ORDINANCE AUTHORIZING THE CITY MANAGER TO EXECUTE A LEASE AMENDMENT AND MAINTENANCE AGREEMENT WITH SEA WORLD, INC., FOR A 23.5 ACRE EXPANSION AREA.

BE IT ORDAINED, by the Council of The City of San Diego, as follows:

Section 1. That the City Manager is authorized to execute, for and on behalf of The City of San Diego, a Lease Amendment with Sea World, Inc., for a 16.5 acre parcel for the expansion of Sea World’s facilities and parking, and 7 acres of Perez Cove Way, for a total of 23.5 acres, the market value of which is $4,150,000 as determined by an independent fee appraisal, for a new fifty-year (50-year) term, under the terms and conditions set forth in that Lease Amendment on file in the office of the City Clerk as Document No. OO- 18538-1

Section 2. That the City Manager is authorized to execute, for and on behalf of The City of San Diego, a Maintenance Agreement with Sea World, Inc., under the terms and conditions set forth in that Maintenance Agreement on file in the office of the City Clerk as Document No. OO- 18538-2.

Section 3. This ordinance shall take effect and be in force on the thirtieth day from and after its passage.

APPROVED: CASEY GW1NN, City Attorney

By:	/s/ William T. Griffith
William T. Griffith
Deputy City Attorney

WTG:lc

05/27/98

Or.Dept:REA

0-98-144

Foilir-leaseo.frm

THE CITY OF SAN DIEGO

June 1, 1998

Mr. William A. Davis

Executive Vice President

and General Manager

Sea World of California

1720 South Shores Road

San Diego, California 92109.9980

RE: Maintenance Permit - Portion of Mission Bay Park

Dear Mr. Davis:

In connection with Sea World’s use and occupancy of certain premises in Mission Bay Park known as “Sea World” pursuant to that certain lease (the “Lease”) between the City of San Diego (“City”) and Sea World, Inc., a Delaware corporation (“Permittee”) dated as of JUN 29, 1998, as amended from time to time, City hereby grants permission to Permittee, and its officers, agents and employees to enter upon that certain City-owned property (“Permit Area”), as depicted on the attached Exhibit A-1 upon the following terms and conditions:

1. Permittee’s use of the Permit Area shall be limited to entry upon the same for the purpose of maintaining the landscaping, and irrigation systems for such landscaping, located within the Permit Area. Such maintenance obligations shall include but not be limited to irrigation, weeding, pruning and landscape replacement.

2. Consideration to City for granting this permit shall be the Permittee’s assuming and discharging the responsibility for complete maintenance of the landscaping within the Permit Area, its irrigation and irrigation systems. Landscaping plans and future changes in landscaping will be subject to the prior written approval of the District Manager of Mission Bay Park, which shall not be unreasonably withheld. Permittee shall not be responsible for any other equipment, facilities or other property not owned by it located within the Permit Area including but not limited to traffic signals, street lighting, directional signs or utilities, it being understood that the operation, maintenance, repair or replacement thereof shall remain the responsibility of City.

Document No. 00-18538-2

Filed June 219, 1998

Office of the City Clerk

SAN DIEGO, CALIFORNIA

3. Permittee shall operate, repair, maintain and replace the irrigation systems required for the landscaping located within the Permit Areas, provided that City shall first provide and install (and convey to Permittee by bill of sale) a working irrigation and landscaping system initially required as part of the City’s planned development of South Shores. Water for the maintenance of such landscaping shall be provided by the City, but only to the extent that would have been required as part of the City’s planned development of South Shores. Permittee shall not be required to provide water for the City’s landscaping.

4. The term of this permit shall be the same as the term of the Lease, with the right of cancellation by the City upon six (6) months prior written notice to the Permittee; provided, that in the event this permit is no longer in effect as a result of cancellation or other action by the City, then Permittee’s obligations as set forth in this permit, including the obligation to maintain, repair and replace certain landscaping and irrigation systems of the City, shall terminate.

5. Permittee certifies that a policy of public liability and property damage insurance, in which ‘The City of San Diego” is named as an additional insured, has been secured in an amount of not less than $5 million combined single limit liability with an occurrence claims form and that said policy shall be kept in force for the duration of this permit. A certificate of said insurance shall be filed with the City Real Estate Assets Department upon execution of this permit.

6. Permittee agrees to defend, indemnify, protect, and hold City and its agents, officers, and employees harmless from and against any and all claims asserted or liability established for damages or injuries (including death) to any person or property, including, but not limited to, injury to Permittee’s employees, agents, officers or invitees, which arise from or are connected with or are caused or claimed to be caused by the acts or omissions of Permittee and its agents, officers, or employees in performing the work or services herein and all expenses of investigating and defending against same; provided, however, that Permittee’s duty to indemnify and hold harmless shall not include any claims or liability arising from the established negligence or willful misconduct of City, its agents, officers, or employees.

City agrees to defend, indemnify, protect, and hold Permittee and its agents, officers, and employees harmless from and against any and all claims asserted or liability established for damages or injuries (including death) to any person or property, including, but not limited to, injury to City’s employees, agents, officers or invitees, which arise from or are connected with or are caused or claimed to be caused by the acts or omissions of City and its agents, officers, or employees within or related to the Permit Area and all expenses of investigating and defending against same; provided, however, that City’s duty to indemnify and hold harmless shall not include any claims or liability arising from the established negligence or willful misconduct of Permittee, its agents, officers, or employees.

7. All risks in connection with Permittee’s use of the Permit Area and any damages to the improvements thereon, thereunder, or in the vicinity thereof shall be borne in full by Permittee but only to the extent such damages are not the result of the negligent acts or omissions of the City or its agents.

8. Permittee shall not use the Permit Area in any manner which, in the opinion of the City Manager, creates a nuisance or disturbs the quiet enjoyment of persons in the surrounding area.

9. As set out in Section 5 above, this permit is revocable upon six (6) months written notice to Permittee at any time by the City of San Diego. It is mutually agreed that the City of San Diego shall not be obligated for any loss, financial or otherwise, which may be incurred by Permittee as a result of termination of this permit, and, further, that Permittee expressly waives any claim for expense or loss which Permittee might incur as a result of termination of this permit.

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10. Permittee recognizes and understands that this permit may create a possessory interest subject to property taxation and that Permittee may be subject to the payment of property taxes levied on such interest. Permittee further agrees that such tax payment shall not reduce any fee paid the City of San Diego hereunder and that such tax shall be paid by Permittee before becoming delinquent.

11. Permittee shall at its sole cost and expense comply with all the requirements of all municipal, state, and federal authorities now in effect or which may hereafter be in effect, which pertain to the performance of its obligations in the Permit Area.

12. Permittee shall not assign any rights granted by this permit nor any interest therein. Any assignment by operation of law shall automatically terminate this permit. Notwithstanding the foregoing, this permit may be assigned to an approved assignee of Sea World, Inc.’s Lease with the City.

13. No signs shall be displayed on the Permit Area without the prior written consent of the City Manager, which shall not be unreasonably withheld provided: all such signs are in compliance with Mission Bay Park standards, laws related to sign requirements, and acceptable to the Traffic Engineering Division of the City.

14. Permittee shall not remove any plant material from the Permit Area without the prior written consent of the Park and Recreation Department of City. Should the Permittee need to remove any plant material, a written request must be submitted to the City of San Diego, Park and Recreation Department, Coastal Division, attention District Manager, at 2581 Quivira Way, San Diego, California 92109. Permittee agrees to transplant or box trees disturbed within the Permit Area and relocate the same within Mission Bay Park as directed by the Park and Recreation Department of City. Permittee shall be responsible for the maintenance of the Permit Area and that maintenance will conform to Mission Bay Park maintenance standards.

15. Permittee will provide plans for irrigation systems that will be demolished or made obsolete by any proposed construction and showing how they will be repaired by Permittee. Plans shall be submitted to the City Park and Recreation Department and all repairs shall be done in conformance with Mission Bay Park maintenance standards with regard to parts used, etc.

16. Upon execution of this Permit, Permittee will provide a construction schedule for all improvements and will furnish updates to District Manager, City of San Diego, Park and Recreation Department, 2581 Quivira Way, San Diego, California 92109.

17.	This activity is categorically exempt from CEQA pursuant to State CEQA Guidelines, Section 15301.

18. Permittee and City understand and agree that if any provisions of this permit augment, modify, remove, or conflict with the project description and/or special conditions of any required coastal development permit, further action by the Coastal Commission may be required, either through an amendment to the coastal development permit or issuance of a separate coastal development permit.

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19. Permittee agrees not to discriminate in any manner against any person or persons on account of race, color, religion, gender, sexual orientation, medical status, national origin, age, marital status, or physical disability in Permittee’s use of the Permit Area, including but not limited to the providing of goods, services, facilities, privileges, advantages, and accommodations, and the obtaining and holding of employment.

Please acknowledge your agreement to the foregoing terms and conditions on the enclosed copy of this letter and return it to the City Property Department, together with your insurance certificate.

If you should require additional information or have any questions, please call Linda M. Ferro, Property Agent, at 236-6985.

Very truly yours,

/s/ Robert J. Collins
ROBERT J. COLLINS
Real Estate Assets Manager

jmj

Attachments

cc: County Assessor

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THE ABOVE IS ACKNOWLEDGED AND ACCEPTED THIS 1 DAY OF JUNE, 1998

SEA WORLD, INC. a Delaware corporation

By:	/s/ William A. Davis

APPROVED AS TO FORM AND LEGALITY

CASEY GWINN, City Attorney

By:	/s/ Priscilla Wayward
Deputy City Attorney

DEVELOPMENT AND ENVIRONMENTAL PLANNING

ENVIRONMENTAL CLEARANCE:

/s/ Sr. Planner/EAS
7/8/98
0-18538

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THE CITY OF SAN DIEGO

MANAGER’S REPORT

DATE ISSUED:	June 3, 1998	REPORT NO. 98-116

ATTENTION:	Honorable Mayor and City Council Agenda of June 8, 1998

SUBJECT:	Sea World - Lease Amendment and Expansion

REFERENCE:	City Manager’s Report Numbers 98-59, dated March 18, 1998 and 98-90, dated April 29, 1998

SUMMARY

Issues - 1) Should the City enter into a lease amendment to amend the terms and conditions of the lease and expand the leasehold premises with Sea World? 2) Should the City Council certify and adopt that the information contained in LDR No. 96-7987 has been completed in compliance with the California Environmental Quality Act and State CEQA Guidelines, and that said Negative Declaration reflects the independent judgement of the City of San Diego as Lead Agency?

Manager’s Recommendation - Direct the City Manager to enter into a lease amendment with Sea World and certify the Negative Declaration.

Other Recommendations - The Natural Resources and Culture Committee, at its May 6, 1998 meeting, forwarded this item to full City Council without a recommendation. The Committee also requested additional information on the appraisal and water runoff issues. The Clairemont Mesa Planning Group approved this item at its May 19, 1998 meeting. The Park & Recreation Board approved this item at its April 16, 1998 meeting. The Mission Bay Park Committee approved this item at its April 7, 1998. The Real Estate Advisory Board recommended approval of this project at its March 5, 1998 meeting.

Fiscal Impact - Sea World paid the City $5.2 million in rent during fiscal year 1997. It is estimated that an expansion of the Sea World leasehold will result in increased annual revenues (including a $1.2 million option payment) in the amount of $800,000 for the first 5 years following development (year 2000), due to increased attendance. Sea World anticipates spending approximately $20,000 to $30,000 per year, on landscape, maintenance and irrigation of adjacent Mission Bay Park land. Landscaping by Sea World will not result in a cost savings to the Park & Recreation Department, however it will allow staff time and materials to be redirected to other areas of the park.

Environmental Status - The Development Services Department issued a Final Negative Declaration on March 9, 1998.

Economic Impact - Sea World’s economic impact is estimated to be $920 million annually to the San Diego economy. By the year 2005, it is estimated to grow to $1.35 billion with the proposed expansion.

BACKGROUND

In 1994, during negotiations for a percentage rental rate adjustment for the Sea World lease agreement, Sea World proposed an expansion of its leased premises to include an adjacent 16.5 acre parcel. The parcel is identified in the Mission Bay Master Plan for future commercial development. The plan lists an expansion of Sea World as one of the potential uses for the site and identifies the parcel as 16.5 acres. It has since been determined that the parcel is approximately 12 acres. Sea World’s proposal included adjusting the boundary of the expansion parcel to achieve a total of 16.5 acres. 10.5 acres of the expansion parcel are located over the Mission Bay landfill.

Letter of Intent

In 1996, the City and Sea World negotiated a letter of intent which provided for the expansion and preparation of a lease or lease amendment, It also provided for an option fee of $1.2 million to the City and allowed Sea World to perform environmental testing on the parcel before determining whether to pursue the expansion. The terms of a new lease or lease amendment were included in the letter of intent and are as follows:

•

Option payment of $1.2 million (paid in 1996). One-half of this amount will be refunded to Sea World in the form of rent credits if a lease amendment is not completed by June, 1999. The full amount of $1.2 million will be refunded in cash if the amendment is not approved.

•	15 year extension of the lease (a new 50 year term).

•	Minimum capital improvement investment of $5 million.

•	Inclusion of 16.5 acres with development to begin within two years.

•	Inclusion of the physically-traveled portion of Perez Cove Way to the leasehold boundary (7 acres).

•

Separate permit for landscape maintenance along Perez Cove Way, the median of Sea World Drive from the Sea World main entrance to Friars Road, and the north side of Sea World Drive from the expansion area to the South Shores Park entrance.

•	Sea World to provide a boat safety class and design support for the proposed Mission Bay Nature Center.

In addition to the provisions of the letter of intent, Sea World has agreed to allow the public to utilize the expanded guest parking area during Sea World non-peak hours, for amphitheater and other City special event parking. A separate gate will be constructed on the east side of the guest parking area for access by the public. Sea World has also agreed to an increase in the annual minimum rent (from $3.58 million to $4.1 million), and insurance coverage (from $1 million to $5 million). Attached as Exhibit 1 is a chart showing the lease provisions which will be modified by the proposed lease amendment and lease provisions which remain unchanged.

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In March of 1996, the Mission Bay Park Committee recommended approval of an option to lease and develop the South Shores commercial parcel (16.5 acres) with Sea World, with a caveat that if a lease was negotiated, the issue of runoff of pollutants from the Sea World parking lots be addressed. In March of 1996, the Park & Recreation Board approved an option to lease with Sea World. On June 25, 1996, the San Diego City Council approved the letter of intent with Sea World, which provided for a subsequent lease amendment and expansion of 16.5 acres. More recently, at its March 25, 1998 meeting, the Natural Resources and Culture Committee directed staff to return to its May 6 meeting with additional information regarding the development of the 16.5 acre parcel, the March 16, 1998 appraisal and City-Sea World joint use of the proposed guest parking area. Attached as Exhibit 2 is a matrix of issues raised by the public at the March 25 committee meeting.

DISCUSSION

Landfill Assessment

After the letter of intent was approved by the City Council, Sea World hired a consultant to perform a Phase 1 site assessment of the expansion parcel, Sea World’s consultant installed six monitoring wells on the parcel in order to determine the level of contamination, if any, and to verify the boundaries of the known landfill. The assessment findings confirmed the boundaries of the landfill and revealed no unknown or unexpected contamination. Sea World decided to pursue the expansion.

Development Plan

Development of the 16.5 acre parcel would be in three phases, 1) development of perimeter fencing with landscaping berm, 2) development of parking area, and 3) development of the exhibits. (See Exhibit 3.) Development of the 10.5 acre guest parking area will occur within two years. 6 acres will be used for future exhibits, along with approximately 6 acres of existing Sea World leased property, which adjoins the 16.5 acre parcel. The planning phase of development of the future exhibits will begin in 2001. Development of the exhibits require prior approval by City staff, Park & Recreation Department committees and the California Coastal Commission. Guest parking will be located over the landfill area of the expansion parcel. Any other type of development over the landfill would be severely restricted by requirements imposed by local governmental agencies. The portion of the existing pedestrian path which crosses the expansion area will be realigned onto park land by Sea World in a location approved by City staff.

In conjunction with the letter of intent, but under a separate permit, Sea World has agreed to continue maintaining the landscaping along Perez Cove Way and to begin to maintain the median landscaping along Sea World Drive from Friars Road to the Sea World entrance and the north side of Sea World Drive from the expansion area to the South Shores Park entrance. This will allow Park & Recreation Department staff to reallocate current resources to other areas of Mission Bay Park. Sea World anticipates spending $20,000 to $30,000 per year for landscape, maintenance and irrigation of these areas. The landscape maintenance agreement requires that at a minimum, Sea World maintain the landscaping according to the Mission Bay Park maintenance standards currently utilized by the City’s Park & Recreation Department. Landscaping by Sea World will not result in savings to the Park & Recreation Department, however it will allow staff time and materials to be redirected to other areas of the park.

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Proposed Uses for Expansion

Attached as Exhibit 4 is Table 2-2, an excerpt from Sea World’s existing Master Plan. This Master Plan was approved by City Council in 1985 and is referred to as the Development Plan in a Sea World Lease Amendment dated June 24, 1985. Table 2-2, Phase 3, identifies proposed development projects which Sea World may construct on the expansion parcel. These uses include an aviary, gift shops, snack kiosks, small animal nursery, marine aquarium, an education theater and a marine exhibit. Sea World will present a more detailed development plan by January 2001. This development plan will be subject to additional environmental review.

Sea World Appraisal

An appraisal of the land leased to Sea World was completed by a City-approved independent appraiser on March 16, 1998. The appraiser estimates the land (including the proposed expansion area of 23.5 acres) to have a fair market value of $52.5 million and suggests a fair market annual rental of $5.25 million (a 10% return on the value of the land). The City received $5.21 million in rent this past fiscal year without the expansion.

The 16.5 acre parcel was also appraised separately and the appraiser concluded the value of the parcel to be $4.1 million. A 10% return on this value would be a fair market annual rental of $400,000 per year. It is anticipated that the City will receive an average of $800,000 per year for the first five years (including the $1.2 million option payment) following development of the expansion area in 2000. This increase is a result of Sea World’s proposed expansion and ability to attract more guests to the park.

The appraiser utilized several methods for the Sea World appraisal, including the “direct comparison” method. Staff feel this is the most appropriate method since it utilizes recent and comparable real estate transactions and lease agreements as the basis for the valuation. Other methods utilize a high degree of subjective variables and data, and are therefore less favorable. Attached as Exhibit 5 is a summary of the appraisal findings.

Comparison of Sea World to other Developments

Comparisons have been made between this proposal and existing agreements for Yosemite National Park, Old Town State Park, Raging Waters in Los Angeles County and Great American. Staff has reviewed these agreements and had discussions with the lessors.

Yosemite: The federal government issued a Request for Proposals for the hotel, restaurants and gift shops in Yosemite National Park. The operator selected paid approximately $60 million to the previous operator for the cost of the improvements which the previous operator owned. The operator is obligated to pay into government ($223,000 per year) and operator’s capital improvement (5%) funds; however the franchise fee, or rent to the Federal Government, is currently 0%.

Old Town San Diego: The State of California owns the land and improvements. The State enters into short term (10 years) concession agreements for the operation of specialty shops and restaurants. These agreements do not provide for rental adjustments. The percentage rental rates currently in place for these agreements is 7.3% of the concessionaire’s gross income. Old Town State Park had 7.5 million visitors last year and generated $2 million in rent for the State of California.

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Raging Waters: The County of Los Angeles has a 35 year lease agreement for the operation of Raging Waters. The lease rate is 13% of the lessee’s gross annual income; 6.5% is spent on capital improvements, at the discretion of the lessee and 6.5% is paid to the County as rent. Last year the County of Los Angeles received $900,000 in rental revenue from Raging Waters.

Great American: Located in a redevelopment area in the City of Santa Clara, the Redevelopment Agency issued bonds in order to purchase this theme park from Marriott in order to retain its use as a theme park. Paramount Parks Inc. subsequently purchased the improvements and lease agreement and currently operates the theme park. The agency is a party to a loan on the property which is being amortized through the base rental payment of $5.3 million per year. The lease agreement provides for 5% of gross revenue over $56 million and 7.5% of gross revenue over $100 million. In 1996, gross revenue exceeded $56 million and Paramount paid a percentage rent of $848,696 to the City. The park is comprised of 110 acres for the park plus 50 acres of guest parking. Exhibit 6 shows a comparison of Sea World to these venues in terms of capital improvement expenditures and rental revenue received.

Mission Bay Master Plan Environmental Consistency

On March 9, 1998, the City’s Development Services Department issued a final Negative Declaration for this project. Sea World has submitted a Coastal Development Permit application to the California Coastal Commission. The project must also comply with the Post Closure Landfill Plan for Mission Bay South Shores. The project will not impact habitat, is consistent with the Mission Bay Master Plan and poses no adverse water quality effects.

Sea World treats the majority of water runoff within its exhibit area through two water treatment and discharge facilities. It also is able to capture approximately 14% of the runoff from the parking lot areas and treat it before discharging into the bay. Sea World utilizes a high flow bypass treatment system which is able to treat “first flush” stormwater during large storm events. The remainder of the parking lot runoff goes directly to the City’s storm drain system before being discharged into the bay. The City utilizes a storm drain interceptor system to divert dry weather low flow runoff from the storm drain to the sanitary sewer before it discharges into Mission Bay. This interceptor system diverts water from San Clement Canyon Creek, Rose Creek, Tecolote Creek, and portions of Pacific Beach.

San Diego Municipal Code Section 43.03, “Stormwater Management and Discharge Control”, requires all businesses within the City limits to mitigate or prevent the flow of pollutants into the City’s storm drain system to the maximum extent practicable. Federal, State and local environmental regulations do not require any business to treat stormwater runoff from their parking areas as part of their regular maintenance schedule.

Sea World cleans its parking areas daily by picking up litter and sweeping the lots. In addition, oil stains are covered with absorbent material and then discarded. To City staff’s knowledge, this level of cleaning far exceeds the maintenance efforts of any other parking area within the City. Further, Sea World is the only business that treats a portion of its stormwater runoff through its own water treatment facilities. Sea World will connect the expansion area to its existing treatment facilities by adding a diverter box to capture water runoff and divert it to one of its water treatment facilities.

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Summary

The City Manager recommends entering into the lease amendment with Sea World for an expansion from 149.73 land acres to 173.23 land acres (water acres would remain at 17 acres), enabling Sea World to accommodate an estimated 500,000 additional visitors by 2005. Increased attendance at Sea World benefits the local economy and results in increased percentage rental revenues to the City. Since Anheuser-Busch assumed the Sea World lease in 1989, it has invested $150 million in capital improvements. Sea World is a known lessee, with the financial ability and expertise to continue operating the premises in an outstanding manner.

ALTERNATIVES

1.	Do not approve the lease amendment and refund Sea World’s option fee.

2.	Direct staff to issue a Request for Proposals for future development of the expansion parcel.

Respectfully submitted,

/s/ George I. Loveland	/s/ Robert J. Collins
Approved: GEORGE I. LOVELAND Deputy City Manager	Submitted by: ROBERT J. COLLINS Real Estate Assets Manager

COLLINS/LMF

ATTACHMENTS

1.	Exhibit 1/Comparison of Lease Provisions

2	Exhibit 2/Issues Raised at Public Testimony

3	Exhibit 3/Development of the 16.5 Acre Parcel

4	Exhibit 4/Existing Sea World Development Plan

5.	Exhibit 5/Appraisal Summary

6.	Exhibit 6/Theme Park Comparison

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EXHIBIT 1

COMPARISON OF LEASE PROVISIONS

ISSUE	CURRENT LEASE POSITION	PROPOSED LEASE AMENDMENT
1. Term of the lease	50 years. Current lease will expire in 2033.	A new 50-year term. Amended lease will expire in 2048 (a 15-year lease extension).

2. Annual minimum rent	Annual minimum rent of $3,581,626.66. This amount is to be adjusted on 111999.	Annual minimum rent to be adjusted with commencement of amended lease. New amount: $4,162,481.

3. 3% Surcharge	Not specifically included in the actual lease document.	Adds it to the Rent Section of the lease.

4. For rent payment purposes, lease is broken down into lease years or “Accounting Years.”	Accounting years currently fluctuate making rental calculations more difficult.	Accounting years would be established as each calendar year.

5. A. Percentage Rent Adjustment Process B. Time period provided for negotiating & processing Percentage Rent adjustment.	A. Adjusted to market rates every 10 years. 4% cap on Admission. B. Parties begin process 4 months before adjustment is due.	A. Unchanged B. Parties begin process 18 months before adjustment is due.

6. General Development Plan

A.     Contains outdated provision for development.

B.     Requires minimum development expenditure of $2.5 million.

C.     Contains provision for mitigation rent credits of up to $500,000 for permanent capital improvements to Mission Bay Park required by a governmental agency, which would normally be the City’s responsibility (e.g., street improvements, installation of street lights). None are contemplated at this time.

A. Provides for the proposed development. B. Requires minimum development expenditure of $5 million. C. Unchanged.

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ISSUE	CURRENT LEASE POSITION	PROPOSED LEASE AMENDMENT
7. Perez Cove Way	In a 1993 permit, Sea World assumed possession of this park road for queuing into Sea World. Landscape & lighting maintenance was also assumed by Sea World. The permit could be terminated by either party with 6 month’s notice.	The physically-traveled road will be included in the lease. The City will issue a 50-year Maintenance Permit for continued maintenance of the perimeter areas. The permit may be canceled by either party with 6 month’s notice.

8. Additional Landscape	None.	Sea World would perform landscaping in center median of Sea World Drive from Friars Road to current Sea World entrance on Perez Cove Way and on the north side of Sea World Drive from the east boundary to the entrance of South Shores.

9. Sea World currently sponsors a boating safety class for Mission Bay.	Not currently required in the lease.	Will be required so long as Sea World maintains a water ski show.

10. Nature Center	Not currently required.	Sea World agrees to cooperate with City and will provide graphic design support.

11. Insurance	A minimum of $1 million.	A minimum of $5 million.

12. Environmental matters	Not addressed in the current lease.

A.     Language added to address HazMat over expansion parcel only. Sea World responsible for additional maintenance, compliance with the Postclosure Land Use Plan and disturbance to landfill caused by its development or use. City responsible for a disturbance not caused by Sea World’s development or use.

B.     Existing leased area will be governed by applicable laws.

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ISSUE	CURRENT LEASE POSITION	PROPOSED LEASE AMENDMENT
13. Nondiscrimination	Existing lease contains outdated language.	Replaces outdated language with City’s current standard language.

14. Institutional Advertising	City currently charges a $360 processing fee for review of each agreement and subsequent renewals.	City will charge $360 processing fee for each agreement except renewal contracts containing same conditions except for term.

15. Equal Opportunity Contracting Program	Existing lease contains outdated Affirmative Action language.	Replaces outdated language with City’s current EOCP Language.

16. Use	Operating a theme park as generally shown in the Development Plan.	Unchanged.

17. Leased area	149.73 land acres 17.02 water acres	Expansion of 23.5 acres, to 173.23 land acres 17.02 water acres

18. Operation of Hubbs Research	May occupy 8000 sq. ft. so long as remains non- profit. No rent charge unless Hubbs does not comply, then 7% of all revenue.	Unchanged.

19. Improvements, Repairs, Alterations and Maintenance	Sea World is responsible for all, including shoreline maintenance.	Unchanged.

20. Percentage Rent	Various percentage rates by categories	Unchanged, however percentage rent is subject to adjustment every 10 years.

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ISSUE	CURRENT LEASE POSITION	PROPOSED LEASE AMENDMENT
21. Assignment	Sea World may assign only with City Manager approval.	Unchanged.

22. Compliance with Law	Sea World must comply with all municipal, state and federal laws.	Unchanged.

23. Ownership of Improvements	When lease is terminated or expires, improvements become property of City at City’s option.	Unchanged.

24. Noncompetition	Sea World may not establish or operate another theme park within a 560 mile radius of San Diego.	Unchanged.

25. Damaged Equipment	Sunken vessels or equipment must be salvaged within 24 hours.	Unchanged.

26. Taxes	Sea World is responsible for payment of taxes.	Unchanged.

27. Lease Encumbrance	Must be approved by City Manager.	Unchanged.

28. Utilities	By Lessee.	Unchanged.

29. Educational Program	Sea World must provide an educational program for elementary school children.	Unchanged.

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EXHIBIT 2

ISSUES RAISED AT PUBLIC TESTIMONY - SEA WORLD LEASE AMENDMENT

Staff Response:

Sea World’s Best Management Practices keep some of the runoff from entering the storm sewer system. A diverter box currently in ace on the expansion parcel will be connected to Sea World’s treatment facility and will treat the runoff before it is released into the

Assets staff are competent & are able to negotiate and recommend an equitable transaction for the City’s interest.

ct is consistent with the Mission Bay Master Plan, no Planning Commission review is required.

98 appraisal recommends an annual rental rate of $5,200,000 per year on the existing and proposed leased premises. total payment for FY 1997 exceeded this amount without the expansion.) It is anticipated that the City will receive al rent of $800,000 per year as a result of the expansion.

ew Sea World lease will be for a 50 year term.

nt plan included in the lease amendment identifies the guest parking area and the area which will be used for future fic exhibit development requires the prior approval of the City Manager and public committees. The height limitation e is 30 feet. If the voters approve a height exemption for the leased area, Sea World may propose exhibits of up to e City Manager’s and public committees’ prior approval is still required. Sea World’s improvements (queuing for 460+ Cove Way has lowered traffic impact on Sea World Drive.

ds to control access for security, safety and liability purposes. Shoreline access is also not practical because of the the shoreline with rip rap, which is currently in place. Other opportunities for access to the water can be made contemplated development of Fiesta Island.

an expansion of Sea World onto the 16.5 acre parcel has been heard at nine public, noticed, meetings including the ark Committee and City Council, since March of 1996.

ronmental staff issued a Negative Declaration for this project. An Environmental Impact Report was completed in 1985 Master Plan currently in place.

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or Council Committee may direct staff to enter into exclusive negotiations with an existing lessee. At its June 25, eting, the City Council approved the letter of intent with Sea World, authorizing exclusive negotiations.

ay Master Plan recommends that the Boat & Ski Club relocate to a 4-acre site adjacent to the boat ramp and sell ries and bait. If the Boat & Ski Club does not relocate, the 4-acre parcel may be developed for commercial purposes to support the boat ramp.

Mission Bay Master Plan recommends commercial development for this parcel, other areas of the park may be used for tion uses.

ag is the only practical use of the area over the landfill. It is also the most compatible use. Parking will support entire Sea fore it is consistent with the Master Plan.

ned. Residential uses of the park would not be allowed.

mittee may request that a particular item be brought forward as an “Action” item rather than an tressed in the Negative Declaration and no significant impact was noted.

ent on new attractions to keep Sea World competitive and to maintain or raise attendance. This also ased revenue and tourism. A multi-story- parking structure would be obtrusive and would dominate the ve.

rtize its capital improvement investments which are estimated to be in excess of $160 million in the next rk-Restrictions upon Commercial Development,” allows a commercial lease maximum of up to 471 land 5-acre expansion, current commercial leases total 438 acres.

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EXHIBIT 3

50' Bayside Setback
Proposed Additional
Buildable Area
(5.9 Acres Existing
4.6 Acres New)
20' Landscape Buffer
Limit of Landfill
Parking over Exist
Landfill (10.acres

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EXHIBIT 4

Table 2-2

PROPOSED FACILITIES AND PHASING PLANS

SEA WORLD MARINE PARK

Phase 1

Main Entrance

Preview Center

Support Facility Structures

Gift Shops

Specialty Foods Restaurant

Exit Plaza

Guest Services Structure

Restaurant/Lounge

Phase 2

Shamu Stadium

Support Facility Structures

Snack Kiosks

Restrooms

Landscape Nursery

Filter Plant

Phase 3

New Nautilus Showpiece Aviary

Support Facility Structures Gift Shops

Snack Kiosks

Small Animal Nursery

Marine Aquarium

Water Playground

Education Theater

Secondary Entrance

Restaurant and Catering Facility Marine Exhibit

Walrus Stadium

Polar Exhibit

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EXHIBIT 5

Summary of Important Facts and Conclusions

Project	Market Value Estimate

Property Locations:	16.50-acre parcel:	North side of Sea World Drive, west of South Shores public boat launching area, east of existing Sea World leasehold

	Sea World Leasehold:	1720 South Shores north of Sea World Drive, south of Mission Bay, east of Ingraham Street and west of South Shores public boat launching area.

Effective Date	March 4, 1998

Date of Report	March 16, 1998

Vested Owner	City of San Diego

Appraisal Purpose

1)      Provide an estimate of Market Value for a 16.50-acre parcel, as a separate parcel and in assembly with the existing Sea World leasehold; plus a seven acre parcel used for Perez Cove Way.

2)      Provide an estimate of an annual Market Rent for the combined Sea World leasehold.

Land Area	165.973-acre upland; Sea World Park 17.014 acres submerged land; Marina 7.0 acre parcel; Perez Cove Way 16.50-acre parcel; Supplemental Assembly Parcel

Zoning/Community Plan	Both parcels are located within the Mission Bay Master Plan Update; both parcels are designated for commercial-visitor use.

Highest and Best Use	16.50-acre parcel: Sea World Leasehold:	Waterfront hotel/motel development Theme park development

Estimate of Market Value and Market Rent

16.5 acre supplemental parcel	$4,150,000

166 acre assembled Sea World Leasehold including a 16.5-acre parcel and the 7.0 acre Perez Cove Way.	$52,425,000

Annual Market Rate of Return Estimate	10%

Annual Market Rent Estimate	$5,242,500

DAVID J. YERKE COMPANY

City of San Diego / Sea World / 98020

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EXHIBIT 6: RENT/PAYMENTS COMPARISONS

Payment Class	Sea World California	Old Town State Park	Yosemite National Park	Raging Waters	Great America
Rent	4.5%	7.3%	0	6.5%	5% of annual revenues over $53 Mil. And 7.5% of revenues over $100 Mil.

Capital Improvements	15.0%	N/A	$222,750 for govt. property plus 5% for operators property	6.5%	None specified, see note 1

Payments for retiring debt used to acquire capital improvements owned by a prior lessee	N/A	N/A	8.8 percent	N/A	$5.3 Mil.

Total rent/ capital improvements/ payments for amortizing debt	19.5%	7.3%	14%	13%	10% at annual revenues of $53 Million declining to 7.5% at $100 mil. and over

1.	Capital improvements and alterations permitted with prior approval of lessor.

jmj

5/29/98

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The City of San Diego

MANAGER’S

REPORT

DATE ISSUED:	June 19, 1996	REPORT NO. 96-130

ATTENTION:	Council Docket of June 25, 1996

SUBJECT:	Letter of Intent - Sea World, Inc.

SUMMARY

Issue:	1. Should the City Manager execute a letter of intent, which proposes the addition of 16.5 acres to Sea World’s existing leasehold area, inclusion of Perez Cove Way and an extension of the Sea World lease to 50 years?

2. Should the City waive its interest charges of approximately $27,826, with regard to settlement of the percentage rental rate adjustment?

Manager’s Recommendation: 1. Execute the letter of intent.

2. Waive the interest charges.

Other Recommendations: The Mission Bay Park Committee, at its March 5, 1996 meeting recommended approval of Sea World’s request to lease and develop the South Shores 12.5 acre commercial parcel plus an additional 4 acres, located adjacent to the South Shores site. The recommendation contained a caveat that if a lease is negotiated, it should address the Committee’s environmental concerns regarding potential runoff of pollutants from Sea World’s parking lots into Mission Bay.

The Park and Recreation Board, at its March 21, 1996 meeting, unanimously approved Sea World’s request to lease and develop the 16.5 acre parcel.

Fiscal Impact: 1. Consideration for the additional leasehold area and 50 year lease extension is $1.2 million, payable by Sea World upon execution of the letter of intent. The City will also receive increased rents from the expansion. The consideration will be deposited into the City’s General Fund.

2. The interest charges on the percentage rental settlement amount to approximately $27,826. If waived, this amount will not be deposited into the City’s General Fund.

Consideration.

The $1.2 million consideration will be credited against Sea World’s rent as it becomes due commencing July 1, 1999, if: 1) preliminary site assessments determine development of the site is infeasible, or 2) the parties, working in good faith, have not completed the transaction within a 12 month period. However, if

Sea World determines that it does not wish to proceed with the proposed expansion, for reasons other than stated above, the City will retain $600,000 and credit the remaining $600,000 against Sea World rent as it becomes due, commencing July 1, 1999.

Consideration and Rent:

If Sea World moves forward with development of the site, it is estimated that the City will receive an average of $667,800 per year considering the option payment and additional rent which would accrue to the City for the first 5 years following expansion of the park.

Economic Impact:

In addition, it is estimated that the annual economic impact of the expansion to the local economy will amount to $26 million per year.

BACKGROUND

The Mission Bay Master Plan Update provides for development of the South Shores commercial parcel, located adjacent to Sea World. The plan states that development, such as an expansion of Sea World, a 200-room motel, or a water- oriented entertainment center, should be considered. The Master Plan refers to the parcel as 16.5 acres; however, it has since been determined that the parcel actually contains approximately 12.5 acres.

DISCUSSION

16.5 Acre Expansion: Sea World has requested to lease the 12.5 acre parcel, along with an additional 4 acres located adjacent to the South Shores parcel, for a total of 16.5 acres. Sea World proposes paying $1.2 million to the City, as consideration for the 16.5 acre expansion and lease extension to 50 years. Also, Perez Cove way, currently under a separate permit to Sea World, would be included in the amended lease. Sea World plans to develop the portion of the site situated over a closed landfill (approximately one-half of the parcel) with additional parking. The remainder of the site, which is located adjacent to the bay, will be developed with additional exhibit(s). In addition, Sea World will maintain landscaping on portions of City-owned property along Sea World Drive and conduct an annual boating safety class on Mission Bay.

Attached to the Letter of Intent is a short-term right of entry permit, which allows Sea World to perform soil and groundwater sampling and testing, in order to determine if the landfill poses a problem with respect to development. If results of the assessments are positive, Sea World and City staff would prepare: 1) a lease amendment, 2) a development plan, and 3) environmental documentation. This process would include appropriate governmental and community review and approval; If the site assessment is negative, Sea World would not pursue the lease amendment or development, and the $1.2 million would be credited against Sea World’s rent commencing July 1, 1999. If Sea World chooses not to move forward with the expansion for reasons other than the site assessment, the City would retain $600,000 and credit $600,000 to Sea World’s rent beginning in July 1999.

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The City has received two unsolicited offers from other parties interested in developing the site. One is for a water park similar to that located in the City of Vista. The other is for a marine theme amusement park. Staff believes it is in the City’s best interest to negotiate with Sea World rather than consider other proposals, since Sea World is a proven lessee with the expertise and financial ability to be successful. By including the South Shores commercial parcel in Sea World’s leasehold, it will allow Sea World to increase exhibit space, encourage capital investment, attract more visitors and increase rent payments to the City.

Interest Charge Waiver: Sea World’s existing lease agreement with the City provides for a percentage rental rate adjustment with interest due if the adjustment is not completed by the due date stated in the agreement. As a result of prolonged negotiations on the part of both Sea World and the City, settlement of the adjusted percentage rates was not completed by the due date. Final settlement of the adjustment was a 3% annual surcharge on all rents paid to the City by Sea World. Sea World has requested, as a good will gesture, a waiver of the interest charges for the percentage rate adjustment.

it is the Manager’s recommendation that the City execute the letter of intent and work with Sea World toward preparation of a lease amendment and development of the South Shores commercial parcel and waive the interest charges associated with the percentage rental rate adjustment.

ALTERNATIVES

1	Do nothing to encourage development of the site. This alternative is not recommended since the Mission Bay Master Plan provides for commercial development of this site. Commercial development would result in additional revenue to the City and improvements to a vacant parcel of land.

2	Issue a Request for Proposals for the development of this site. This alternative is not recommended since Sea World is a proven lessee with the expertise and financial ability to be successful. Sea World also has a substantial economic impact on the San Diego economy. It is estimated that the expansion will have an annual economic impact of $26 million on the local economy.

3	Do not waive the interest charges. This alternative is not recommended since settlement of the percentage rent adjustment resulted in increased revenue to the City and both parties worked diligently toward completing the adjustment.

Respectfully submitted,

/s/ George Loveland	/s/ Robert J. Collins
George Loveland Public Works Center Manager	Robert J. Collins Real Estate Assets Manager

Collins/LMF

Attachment: Area map

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